Exhibit 20.1

CAPITAL ONE MASTER TRUST (RECEIVABLES)

MONTHLY PERIOD : June 2003

Beginning of the Month Principal Receivables :		27,420,965,567.45
Beginning of the Month Finance Charge Receivables :		808,035,182.08
Beginning of the Month Discounted Receivables :		0.00
Beginning of the Month Total Receivables :		28,229,000,749.53

Removed Principal Receivables :		0.00
Removed Finance Charge Receivables :		0.00
Removed Total Receivables :		0.00

Additional Principal Receivables :		1,032,069,335.26
Additional Finance Charge Receivables :		54,891,997.89
Additional Total Receivables :		1,086,961,333.15

Discounted Receivables Generated this Period		0.00

End of the Month Principal Receivables :		28,376,862,892.69
End of the Month Finance Charge Receivables :		838,651,539.23
End of the Month Discounted Receivables :		0.00
End of the Month Total Receivables :		29,215,514,431.92

Excess Funding Account Balance		0.00
Adjusted Invested Amount of all Master Trust Series		24,776,119,883.49

End of the Month Seller Percentage		12.69%

CAPITAL ONE MASTER TRUST (DELINQUENCIES AND LOSSES)
MONTHLY PERIOD : June 2003	ACCOUNTS	RECEIVABLES

End of the Month Delinquencies :
30 - 59 Days Delinquent	400,591	474,365,346.12
60 - 89 Days Delinquent	246,829	324,232,159.29
90 + Days Delinquent	450,884	667,053,913.20

Total 30 + Days Delinquent	1,098,304	1,465,651,418.61

Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		5.02%

Defaulted Accounts During the Month	173,559	167,494,975.28

Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		7.06%

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CAPITAL ONE MASTER TRUST (COLLECTIONS)
MONTHLY PERIOD : June 2003	COLLECTIONS	PERCENTAGES

Total Collections and Gross Payment Rate	4,973,458,597.71	16.97%

Collections of Principal Receivables and Principal Payment Rate	4,472,356,565.54	15.72%

Prior Month Billed Finance Charge and Fees	364,057,249.44
Amortized AMF Income	29,614,615.95
Interchange Collected	60,115,694.99
Recoveries of Charged Off Accounts	43,871,637.00
Collections of Discounted Receivables	0.00

Collections of Finance Charge Receivables and Annualized Yield	497,659,197.38	20.99%

CAPITAL ONE MASTER TRUST (AMF COLLECTIONS)
MONTHLY PERIOD : June 2003

Beginning Unamortized AMF Balance		138,117,043.35
+ AMF Slug for Added Accounts	21,221,773.64
+ AMF Collections	33,057,450.74
- Amortized AMF Income	29,614,615.95
Ending Unamortized AMF Balance		162,781,651.78

*For calculation purposes Beginning of Month Principal Receivables includes Additional Principal Receivables.

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